Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - SEPTEMBER 2001
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (423,156.531 units) at August 31, 2001           $803,062,489
Additions of 7,248.294 units on September 30, 2001                 14,672,450
Redemptions of (8,216.049) units on September 30, 2001            (16,631,416)
Offering Costs                                                       (406,458)
Net Income (Loss) - September 2001                                 53,922,950
                                                                 ------------

Net Asset Value (422,188.776 units) at September 30, 2001        $854,620,015
                                                                 ============

Net Asset Value per Unit at September 30, 2001                   $   2,024.26
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ 49,061,866
    Change in unrealized                                           (7,673,164)

  Gains (losses) on forward and swap contracts:
    Realized                                                      (19,217,460)
    Change in unrealized                                           35,113,486
  Interest income                                                   2,124,831
                                                                 ------------

                                                                   59,409,559
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,390,731
  Performance fee                                                           0
  Operating expenses                                                   95,878
                                                                 ------------

                                                                    5,486,609
                                                                 ------------

Net Income (Loss) - September 2001                               $ 53,922,950
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2001                   $   2,024.26

Net Asset Value per Unit on August 31, 2001                      $   1,897.79

Unit Value Monthly Gain (Loss) %                                        6.66%

Fund 2001 calendar YTD Gain (Loss) %                                    5.39%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

A time of sadness and introspection...September 2001 was a very difficult month for most Americans, and for many others whose lives will forever be impacted by the terrorist attacks of September 11th. Following the attacks, the equity markets reflected the somber mood of the nation and positive news was hard to find, both economically and emotionally. However, despite the tumult we are pleased to report a strong positive month and third quarter.

Campbell & Company's investment philosophy is based on global diversification and non-correlation, where the ability to short markets provides potential profit opportunities in declining markets as well as in rising ones. This approach was especially useful in the volatile markets of this last quarter where asset allocation over a broad range of global opportunities enabled us to participate in most international markets, despite the closure of many U.S. markets immediately following the crisis on September 11.

Currencies and cross rates were profitable as our short dollar positions yielded solid returns. Long positions in long and short-dated interest rate instruments were profitable as investors sought safety when equity prices declined sharply. The major U.S. indices suffered their worst quarterly losses since 1987. Our non-correlation with equities was again evident, as we profited from the decline in global equity indices. Industrial metals were also profitable, while the highly volatile energy sector was the only unprofitable sector in September.

For 30 years Campbell & Company has generated positive returns during many periods of economic and geopolitical uncertainty. While it is never our goal to exploit such events, it is our goal to provide diversity in a balanced investment portfolio by providing global market exposure and non-correlation in a single investment.

We mourn the loss of so many business friends, and others lost in the September 11 tragedy. We salute the unbelievable courage of firemen, policemen, and other relief workers who gave their lives in an effort to save the lives of others. In their honor, we will never yield.



Bruce Cleland
President & CEO
Campbell & Company, Inc.